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                       March 30, 2023

       Jingwei Zhang
       Chief Financial Officer
       MingZhu Logistics Holdings Limited
       27F Yantian Modern Industry Service Center
       No. 3018 Shayan Road, Yantian District
       Shenzhen, Guangdong, China 518081

                                                        Re: MingZhu Logistics
Holdings Limited
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            filed May 11, 2022
                                                            File No. 001-39654

       Dear Jingwei Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation